RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement Dated May 18, 2012 to the Prospectus Dated January 28, 2011, and Prospectus Supplement Dated January 28, 2011	$6,046,000 Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013 Royal Bank of Canada

Royal Bank of Canada is offering the Capped Barrier Minimum Return Notes (the “Notes”) linked to the performance of the Russell 2000® Index (the “Index”).

The CUSIP number for the Notes is 78008T7M0.  The Notes are designed for investors who seek to participate in the appreciation of the Index, up to the Maximum Return of 20.00% at maturity, and who anticipate that the Index Closing Level will not be less than the Initial Level (as defined below) of the Index by a Percentage Change of more than 30.00% on any trading day during the Monitoring Period.  Investors should be willing to forgo interest and dividend payments and, if the Index Closing Level is less than the Initial Level by a Percentage Change of more than 30.00% on any trading day during the Monitoring Period, be willing to lose some or all of their principal at maturity. Any payments on the Notes are subject to our credit risk.

Issue Date: May 23, 2012

Maturity Date: May 31, 2013

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, and “Additional Risk Factors” beginning on page P-7 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$6,046,000
Underwriting discounts and commissions	0.05%	$3,023
Proceeds to Royal Bank of Canada	99.95%	$6,042,977

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $0.50 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to approximately $0.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.  The price of the Notes included a profit of approximately $3.50 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, was $4.00 per $1,000 in principal amount of the Notes.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess of $1,000

Pricing Date:	May 18, 2012

Issue Date:	May 23, 2012

CUSIP:	78008T7M0

Valuation Date:	May 28, 2013 (the third trading day prior to the maturity date)

Barrier Event:	A Barrier Event occurs if, on any trading day during the Monitoring Period, the Index Closing Level is less than the Barrier Level.

Barrier Level:	527.24, which is 70.00% of the Initial Level.

Payment at Maturity (if held to maturity):
If a Barrier Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Index, subject to the Maximum Return.  Under these circumstances, your payment at maturity per $1,000 in principal amount of the Notes will be calculated as follows:

$1,000 + ($1,000 × Percentage Change), subject to the Maximum Return

If a Barrier Event has occurred, you will lose some or all of your investment at maturity if the Final Level is less than the Initial Level.

If a Barrier Event has not occurred, you will receive a cash payment at maturity that will reflect the performance of the Index, subject to the Contingent Minimum Return and the Maximum Return.  If a Barrier Event has not occurred, your payment at maturity per $1,000 in principal amount of the Notes will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Contingent Minimum Return and (ii) the Percentage Change, subject to the Maximum Return.

Maximum Return:	20.00%; consequently, the maximum payment at maturity is $1,200 per $1,000 principal amount of the Notes.

Contingent Minimum Return:	9.00%

Monitoring Period:	The period from and excluding the Pricing Date to and including the Valuation Date, excluding any trading day on which a market disruption event has occurred or is continuing.

Monitoring Method:	Close of trading day

Percentage Change:	Final Level - Initial Level Initial Level

Initial Level:	753.20, which was an intra-day level of the Index on the Pricing Date.

Final Level:	The Index Closing Level on the Valuation Date

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

Index Closing Level:	The official closing level of the Index published by Russell Investments Group or any successor (the “Index Sponsor”).

Maturity Date:	May 31, 2013, subject to extension for market and other disruptions as described under “Additional Terms of the Notes—Maturity Date.”

Term:	Approximately 53 weeks

Principal at Risk:	The Notes are NOT principal protected. You may lose some or all of your principal amount at maturity if the Final Level is less than the Initial Level.

Calculation Agent:	RBC Capital Markets, LLC

Canadian Tax Treatment:
For a discussion of certain Canadian federal income tax consequences of investing in the Notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” below.

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in this pricing supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” below.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:	All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement, together with the terms in the section “Additional Terms of the Notes.”

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

HYPOTHETICAL RETURNS

The following table and examples set out below are included for illustration purposes only. The “Note Return,” as used in this section, is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the Notes to $1,000.The hypothetical Percentage Changes used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Initial Level, the Final Level or the level of the Index on the Valuation Date or on any trading day prior to the Maturity Date. The hypothetical Note Returns set forth below are based on the Initial Level of 753.20 and reflect the Barrier Level of 70% of the Initial Level, the Contingent Minimum Return of 9%, the Maximum Return of 20%, and that no market disruption event occurs on the Valuation Date.

Final Level	Percentage Change	Note Return if Barrier Event Does Not Occur	Note Return if Barrier Event Event Does Occur
1,280.44	70.00%	20.00%	20.00%
1,205.12	60.00%	20.00%	20.00%
1,129.80	50.00%	20.00%	20.00%
1,054.48	40.00%	20.00%	20.00%
979.16	30.00%	20.00%	20.00%
903.84	20.00%	20.00%	20.00%
828.52	10.00%	10.00%	10.00%
820.99	9.00%	9.00%	9.00%
790.86	5.00%	9.00%	5.00%
753.20	0.00%	9.00%	0.00%
715.54	-5.00%	9.00%	-5.00%
677.88	-10.00%	9.00%	-10.00%
602.56	-20.00%	9.00%	-20.00%
564.90	-25.00%	9.00%	-25.00%
527.24	-30.00%	9.00%	-30.00%
519.71	-31.00%	N/A	-31.00%
451.92	-40.00%	N/A	-40.00%
376.60	-50.00%	N/A	-50.00%
301.28	-60.00%	N/A	-60.00%
225.96	-70.00%	N/A	-70.00%

Examples in Which a Barrier Event Has Not Occurred:

Example 1—
Calculation of the Payment at Maturity where a Barrier Event has not occurred and the Percentage Change is positive but less than the Maximum Return.  Because a Barrier Event has not occurred, holders of the Notes are entitled to the Contingent Minimum Return.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + (1,000 x 9%)= $1,000 + $90 = $1,090

	On a $1,000 investment, a 5.00% Percentage Change results in a Payment at Maturity of $1,090, a 9% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where a Barrier Event has not occurred and the Percentage Change is positive and greater than the Maximum Return.

	Percentage Change:	30%

	Payment at Maturity:	$1,000 + (1,000 x 30%)= $1,000 + $300 = $1,300 however, the Maximum Redemption Amount is $1,200

	On a $1,000 investment, a 30% Percentage Change results in a Payment at Maturity of $1,200, a 20% return on the Notes.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

Example 3—
Calculation of the Payment at Maturity where a Barrier Event has not occurred and the Percentage Change is negative.   Because a Barrier Event has not occurred, holders of the Notes are entitled to the Contingent Minimum Return.

	Percentage Change:	-15%

	Payment at Maturity:	$1,000 + (1,000 x 9%)= $1,000 + $90 = $1,090

	On a $1,000 investment, a -15% Percentage Change results in a Payment at Maturity of $1,090, a 9% return on the Notes.

Examples in Which a Barrier Event Has Occurred:

Example 1—	Calculation of the Payment at Maturity where a Barrier Event has occurred and the Percentage Change is positive but by less than the Maximum Return.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 5%) = $1,000 + $50 = $1,050

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,050, a 5% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where a Barrier Event has occurred and the Percentage Change is positive and greater than the Maximum Return.

	Percentage Change:	30%

	Payment at Maturity:	$1,000 + (1,000 x 30%)= $1,000 + $300 = $1,300 however, the Maximum Redemption Amount is $1,200

	On a $1,000 investment, a 30% Percentage Change results in a Payment at Maturity of $1,200, a 20% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where a Barrier Event has occurred and the Percentage Change is negative.

	Percentage Change:	-40%

	Payment at Maturity:	$1,000 + ($1,000 x -40%) = $1,000 - $400 = $600

	On a $1,000 investment, a -40% Percentage Change results in a Payment at Maturity of $600, a -40% return on the Notes.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

ADDITIONAL RISK FACTORS

An investment in your Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement.  Your Notes are not secured debt and are riskier than ordinary unsecured debt securities.  Also, investing in your Notes is not equivalent to investing directly in the securities included in the Index.  You should carefully consider whether the Notes are suited to your particular circumstances.  This pricing supplement should be read together with the prospectus and the prospectus supplement.  The information in the prospectus and the prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement.  This section describes the most significant risks relating to the terms of the Notes.  We urge you to read the following information about these risks, together with the other information in this pricing supplement, the prospectus and the prospectus supplement, before investing in the Notes.

General Risks Relating to the Notes

Your Investment in the Notes May Result in a Loss.

The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Index, and will depend on whether a Barrier Event has occurred and whether, and the extent to which, the Percentage Change is positive or negative. If the Index Closing Level is less than the Barrier Level on any trading day during the Monitoring Period, a Barrier Event will have occurred, and the protection provided by the Barrier Level will terminate. Under these circumstances, you could lose some or all of your principal at maturity.

The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you purchased a conventional senior interest bearing debt security of Royal Bank with the same maturity date or if you invested directly in the Index.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your Potential Payment at Maturity Is Limited to the Maximum Return.

The Notes will provide less opportunity to participate in the appreciation of the Index than an investment in a security linked to the Index providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Return.  If the Final Level is greater than the Initial Level, for each $1,000 in principal amount of the Notes, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 20.00%, regardless of the appreciation in the Index, which may be significant.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Index.

Your Protection May Terminate on any Day During the Monitoring Period.

If the Index Closing Level on any trading day during the Monitoring Period is less than the Barrier Level, you will be fully exposed at maturity to any depreciation in the Index.  Under these circumstances, if the Final Level is less than the Initial Level, you will lose 1% of the principal amount of your investment for every 1% that the Final Level is less than the Initial Level.  You will be subject to this potential loss of principal even if the Index subsequently increases such that the Index Closing Level is less than the Initial Level by a Percentage Change of not more than 30.00%, or is equal to or greater than the Initial Level.  In such a case, you will also not be entitled to the Contingent Minimum Return.

The Risk of a Barrier Event Occurring Is Greater if the Index Is Volatile.

The likelihood that the Index Closing Level will be less than the Barrier Level on any trading day during the Monitoring Period, thereby triggering a Barrier Event, will depend in large part on the volatility of the Index — the frequency and magnitude of changes in the level of the Index.  Recently, the Index has experienced significant volatility.

Owning the Notes Is Not the Same as Investing in the Index or its Components or a Security Directly Linked to the Performance of the Index or its Components.

The return on your Notes will not reflect the return you would realize if you actually invested in the Index or the equity securities included in the Index (the “Index Constituent Securities”) or a security directly linked to the performance of the Index or such securities and held that investment for a similar period.  Your Notes may trade quite differently from the Index.  Changes in the level of the Index may not result in comparable changes in the market value of the Notes.  If the level of the Index increases or decreases during the term of the Notes, the market value of the Notes prior to maturity may not increase or decrease to the same extent.  It is also possible for the market value of the Notes prior to maturity to decrease while the level of the Index increases.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBC Capital Markets, LLC and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBC Capital Markets, LLC or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your Notes:

▪	the level of the Index;

▪	whether or not a Barrier Event has occurred;

▪	your potential return on the Notes will be limited to the Maximum Return;

▪	the volatility (i.e., the frequency and magnitude of changes) of the level of the Index;

▪	the dividend rate on the Index Constituent Securities;

▪
economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally and the U.S. markets in particular, and which may affect the level of the Index;

▪	interest and yield rates in the market; and

▪	the time remaining to maturity of the Notes.

These factors may influence the market value of your Notes if you sell your Notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your Notes.  If you sell your Notes prior to maturity, you may receive less than the principal amount of your Notes.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

The Notes are Royal Bank’s senior unsecured debt securities.  You may lose all or substantially all of your investment in the Notes if we are unable to pay our obligations on the Maturity Date.  As a result, your receipt of the amount due on the Maturity Date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the level of the Index increases after the Pricing Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

The Final Level Will Be Determined Based on the Level of the Index Only on the Valuation Date.

Changes in the level of the Index during the term of the Notes before the Valuation Date will not impact the Final Level.  As a result, if a Barrier Event occurs, you may receive less than the principal amount of the Notes, even if the level of the Index has increased at certain times during the term of the Notes before decreasing to a level below the Initial Level as of the Valuation Date.

The Market Value of Your Notes Will Likely Decline at an Accelerated Rate as the Level of the Index Approaches and Drops Below the Barrier Level.

If the level of the Index on any trading day declines from the Initial Level to a level near the Barrier Level for the first time, the market value of the Notes may decline at a greater rate than the decrease in the level of the Index.  If the level of the Index is near or below the Barrier Level, we expect the market value of the Notes to decline to reflect the fact that investors may receive less than their principal amount at maturity.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

We Will Not Hold Any Index Constituent Securities for Your Benefit.

The indenture and the terms governing your Notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the Index Constituent Securities that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Index Constituent Securities.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those securities that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Index.

In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Index or the Index Constituent Securities, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the Index or the Index Constituent Securities may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the Index or the Index Constituent Securities from multiple sources, and you should not rely solely on views expressed by our affiliates.

Trading and Other Transactions by Royal Bank or its Affiliates in the Index or any Index Constituent Securities, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the Notes by purchasing or selling shares of the companies represented by the Index, futures or options on the Index or the Index Constituent Securities, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index or the Index Constituent Securities.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to, any of these hedging activities may adversely affect the level of the Index, and, therefore, the market value of the Notes.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes decreases.

We or one or more of our affiliates may also engage in trading in the Index or any of the Index Constituent Securities and other investments relating to those assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Any of these activities could adversely affect the level of the Index and, therefore, the market value of the Notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index or any of the Index Constituent Securities.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Inclusion in the Purchase Price of the Notes of Our Cost of Hedging Our Market Risk under the Notes Is Likely to Adversely Affect the Market Value of the Notes.

The price at which you purchase the Notes includes the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the Notes.  The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity will likely be less than your original purchase price.  We expect that this effect will be greater if it occurs earlier in the term of the Notes than if it occurs later in the term of the Notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

As noted above, we and our affiliates expect to engage in trading activities related to the Index or any of the Index Constituent Securities that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the level of the Index or any of the Index Constituent Securities, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with any of the issuers of the Index Constituent Securities, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Index or any of the Index Constituent Securities.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the level of the Index and, therefore, the market value of the Notes.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

You Will Not Have Any Shareholder Rights as to the Index Constituent Securities and Will Have No Right to Receive any Securities at Maturity.

Investing in the Notes will not make you a holder of any of the Index Constituent Securities.  You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities.

We Do Not Control Any Issuer of the Index Constituent Securities and Are Not Responsible for Any Disclosure Made by Any Other Company.

Neither we nor any of our affiliates have the ability to control the actions of any issuer of the Index Constituent Securities, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies. You should make your own investigation into these companies.

The Calculation Agent Can Postpone the Determination of the Final Level if a Market Disruption Event Occurs.

The determination of the Final Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the Valuation Date.  If such a postponement occurs, the calculation agent will use the Index Closing Level on the first subsequent trading day on which no market disruption event occurs or is continuing.  In no event, however, will the Valuation Date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on the Valuation Date, the Maturity Date for the Notes could also be postponed, although not by more than ten trading days.

If the determination of the Index Closing Level for the Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Index will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event.  See “Additional Terms of the Notes—Market Disruption Events.”

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of your payment at maturity on the Notes.  Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent.  We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

The Historical Performance of the Index Should Not Be Taken as an Indication of Its Future Performance.

The level of the Index will determine the amount to be paid on the Notes at maturity.  The historical performance of the Index does not necessarily give an indication of its future performance.  As a result, it is impossible to predict whether the level of the Index will rise or fall during the term of the Notes.  The level of the Index and its Index Constituent Securities will be influenced by complex and interrelated political, economic, financial and other factors.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The tax treatment of the Notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or the Canada Revenue Agency regarding the tax treatment of the Notes, and the Internal Revenue Service, Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Notes even though that holder will not receive any payments with respect to the Notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections below entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences,” the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

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Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The Notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This pricing supplement contains a general description of certain Canadian tax considerations relating to the Notes.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Notes. For additional information, please see the discussion under “Employee Retirement Income Security Act” below.

Risk Factors Applicable to the Index

Changes that Affect the Index Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The Index Sponsor is responsible for the calculation of the Index, the additions, deletions or substitutions of the Index Constituent Securities and the manner in which changes affecting those securities, such as stock dividends, reorganizations or mergers, may be reflected in the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity.  The amount payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the Index Sponsor discontinues or suspends calculation or publication of the Index.

We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.

We have no affiliation with the Index Sponsor and the Index Sponsor will not be involved in the offering of the Notes.  Consequently, we have no control of the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust your payment at maturity.  The Index Sponsor has no obligation of any sort with respect to the Notes.  Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

ADDITIONAL TERMS OF THE NOTES

Please note that in this section entitled “Additional Terms of the Notes”, references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus.

Additional Terms of the Notes

In addition to the terms described in the section “Key Terms of the Notes” above, the following general terms will apply to the Notes:

Specified Currency

Payments, if any, on the Notes will be made in U.S. dollars (“$”).

Form and Denomination

The Notes will be issued only in global form through DTC.  The Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

No Listing

The Notes will not be listed on any securities exchange.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your Notes.  The following will apply to your Notes:

▪	the default amount will be payable on any acceleration of the maturity of your Notes as described under “—Default Amount on Acceleration” below;

▪	a business day for your Notes will have the meaning described under “—Special Calculation Provisions—Business Day” below; and

▪	a trading day for your Notes will have the meaning described under “—Special Calculation Provisions —Trading Day” below.

Please note that the information about the issuance, issue date, issue price discounts or commissions and net proceeds to Royal Bank in this pricing supplement relates only to the initial issuance and sale of the Notes.  If you have purchased your Notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Valuation Date

The Valuation Date will be May 28, 2013 (the third trading day prior to the maturity date).  If the calculation agent determines that a market disruption event has occurred or is continuing on the Valuation Date, the Final Level will be determined according to the calculation in “ — Market Disruption Events” below.

Maturity Date

The Notes will mature on May 31, 2013, unless that date is not a business day, in which case the Maturity Date will be the next following business day.  The Maturity Date will be postponed by the same number of trading days as the Valuation Date if a market disruption event has occurred or is continuing as described above.  No interest will accrue on the notes if the Maturity Date is postponed for any reason.

Modified Business Day

As described in the accompanying prospectus, any payment on your Note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement.

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Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

Trading Day

When we refer to a trading day, we mean a day on which (i) the respective principal securities markets for all of the Index Constituent Securities are open for trading and (ii) the Index is calculated and published by the Index Sponsor.

Manner of Payment and Delivery

Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City.  The payment at maturity will only be made when the Notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Unavailability of the Index Closing Level

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Index (such successor or substitute index being referred to in this section as a “successor index”), then the Index Closing Level will be determined by reference to the published level of that successor index at the regular weekday close of trading on each trading day during the Monitoring Period and the Final Level of that index will be determined by reference to the published level of that successor index at the regular weekday close of trading on the Valuation Date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to the depositary, as holder of the global notes.

If a successor to the Index is selected by the calculation agent, that successor index will be used as a substitute for the Index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

If the Index Sponsor discontinues publication of the Index prior to, and that discontinuance is continuing on any trading day during the Monitoring Period or on the Valuation Date, as applicable, and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the Index Closing Level on such trading day or the Final Level on the Valuation Date, as applicable, in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security most recently comprising the Index.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Notes.

If at any time the method of calculating the closing level for the Index or a successor index is changed in a material respect, or if the Index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on any trading day during the Monitoring Period or on the Valuation Date, as applicable, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Index as if those changes or modifications had not been made.  Accordingly, if the method of calculating the Index is modified so that its value is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Index), then the calculation agent will adjust the Index in order to arrive at a value of the Index as if it had not been modified (e.g., as if such split had not occurred).

Market Disruption Events

If a market disruption event occurs or is continuing on the Valuation Date, or if such date is not a trading day, the Final Level will equal the Index Closing Level on the first trading day following the Valuation Date on which the calculation agent determines that a market disruption event is not continuing.  If a market disruption event occurs or is continuing on each trading day to and including the tenth trading day following the Valuation Date, the Final Level will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level that would have prevailed in the absence of the market disruption event.

A market disruption event means any event, circumstance or cause that Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the Index:

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

▪	a suspension, absence or limitation of trading Index Constituent Securities constituting 20% or more, by weight, of the Index;

▪	a suspension, absence or limitation of trading in futures or options contracts relating to the Index on their respective markets;

▪
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, Index Constituent Securities constituting 20% or more, by weight, of the Index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets;

▪
the closure on any day of the primary market for futures or options contracts relating to the Index or Index Constituent Securities constituting 20% or more, by weight, of the Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

▪
any scheduled trading day on which (i) the primary markets for the Index Constituent Securities constituting 20% or more, by weight, of the Index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; or

▪
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, which we refer to as an “Excluded Holder,” in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;

(iii)
which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes at maturity.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences.”

Default Amount on Acceleration

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable on the Notes upon any acceleration of the Notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable as described under the caption “Key Terms of the Notes—Payment at Maturity,” calculated as if the date of acceleration were the Valuation Date.

If the maturity of the Notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the Notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of Calculation Agent

The calculation agent will make all determinations regarding the level of the Index, business days, trading days, market disruption events, the default amount and the amount payable on your Notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Our subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent for the Notes.  We may change the calculation agent for your Notes at any time without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to Royal Bank.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates have entered into hedging transactions involving purchases of any of the Index Constituent Securities, other assets linked to the level of the Index and/or over-the-counter derivative instruments linked to the Index prior to or on the Pricing Date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:

▪	acquire or dispose of the Index or any Index Constituent Securities;

▪	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the level or price of the Index or any Index Constituent Securities;

▪	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We or our affiliates may close out our or their hedge on or before the Valuation Date.  That step may involve sales or purchases of the Index Constituent Securities or over-the-counter derivative instruments linked to those assets.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time.  See “Additional Risk Factors—General Risks Relating to the Notes—Trading and Other Transactions by Royal Bank in the Index or any Index Constituent Securities, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes” and “—The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest” in this pricing supplement for a discussion of these adverse effects.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

INFORMATION REGARDING THE INDEX

All disclosures contained in this pricing supplement regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources.  The information reflects the policies of, and is subject to change by, Russell Investments Group (“Russell”).  Russell, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index.  The consequences of Russell discontinuing publication of the Index are discussed above in “Additional Terms of the Notes — Unavailability of the Level of the Index.”  Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

Russell began dissemination of the Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Index.  The Index was set to 135 as of the close of business on December 31, 1986. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Index is determined, comprised, and calculated by Russell without regard to the Notes.

Selection of Stocks Underlying the Index

All companies eligible for inclusion in the Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. For the 2010 reconstitution, Russell will use one year of assets or revenues data to determine the country for the company. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

An important criteria used to determine the list of securities eligible for the Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. Companies with a total market capitalization of less than $30 million are not eligible for the Index.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Index.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. In general, only one class of common stock of a company is eligible for inclusion in the Index, although exceptions to this general rule have been made where Russell has determined that each class of common stock acts independent of the other.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

Annual reconstitution is a process by which the Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Index using the then existing market capitalizations of eligible companies. Reconstitution of the Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the Index reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the Index. The current Index level is calculated by adding the market values of the Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the available market capitalization of the 3,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the Index. To calculate the Index, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Index. In order to provide continuity for the Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

License Agreement

Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Notes.

Russell does not guarantee the accuracy and/or the completeness of the Index or any data included in the Index and has no liability for any errors, omissions, or interruptions in the Index. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the Index or any data included in the Index in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Index or any data included in the Index. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The Notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general stock market performance or a segment of the same. Russell’s publication of the Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the Index is based. Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of Russell and of the Index, which is determined, composed and calculated by Russell without regard to Royal Bank or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

Historical Information

The graph below sets forth the information relating to the historical performance of the Index. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Index. The information provided in this table is for the four calendar quarters of 2009, 2010 and 2011, the first calendar quarter of 2012 and for the period from April 1, 2012 to May 18, 2012.

We obtained the information regarding the historical performance of the Index in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Index should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Index. We cannot give you assurance that the performance of the Index will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the Index	Low Intra-Day Level of the Index	Period-End Closing Level of the Index

1/1/2009	3/31/2009	519.18	342.57	422.75
4/1/2009	6/30/2009	535.85	412.77	508.28
7/1/2009	9/30/2009	625.31	473.54	604.28
10/1/2009	12/31/2009	635.99	553.32	625.39

1/1/2010	3/31/2010	693.32	580.49	678.64
4/1/2010	6/30/2010	745.95	607.30	609.49
7/1/2010	9/30/2010	678.90	587.60	676.14
10/1/2010	12/31/2010	793.28	669.43	783.65

1/1/2011	3/31/2011	843.73	771.71	843.55
4/1/2011	6/30/2011	868.57	772.62	827.43
7/1/2011	9/30/2011	860.37	634.71	644.16
10/1/2011	12/31/2011	769.46	601.71	740.92

1/1/2012	3/31/2012	847.92	736.78	830.30
4/1/2012	5/18/2012	841.06	745.71	747.21

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder (as defined in the accompanying prospectus) owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest on a Note (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the Index could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a Note may be subject to Canadian non-resident withholding tax.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences – United States Taxation” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. You should consult with your own tax advisor concerning the consequences of investing in and holding the Notes. The discussion below assumes that an investor in the Notes will be subject to a significant risk that it will lose a significant amount of its investment in the Notes. If an investor in the Notes is not subject to a significant risk that it will lose a significant amount of its investment in the Notes, the tax treatment of that Note may differ substantially from that described in the discussion below.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of any of the component stocks included in the Index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Index and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes as pre-paid cash-settled derivative contracts in respect of the Index for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization.  If the Notes are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Notes.  In general, a U.S. holder’s tax basis in the Notes will be equal to the price the holder paid for the Notes.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

Alternative Treatments.  Alternative tax treatments of the Notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the Notes, and the Internal Revenue Service might assert that the Notes should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the Notes are so treated, a holder would generally be required to accrue interest currently over the term of the Notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale or maturity of the Notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the Notes, and thereafter, would be capital loss.

Since the Index periodically rebalances, it is possible that the Notes could be treated as a series of derivative contracts, each of which matures on the next rebalancing date.  If the Notes were properly characterized in such a manner, a holder would be treated as disposing of the Notes on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the Notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the Notes. A non-U.S. holder is a beneficial owner of a Note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the Notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations may impose a withholding tax on payments made on the Notes on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be required to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale or maturity of, the Notes in order to minimize or avoid U.S. withholding taxes.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the Notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing Notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans.   Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if Notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans,” and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person,” unless those Notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Notes and the transactions contemplated with respect to the Notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Notes, you should consult your legal counsel.

RBC Capital Markets, LLC

Capped Barrier Minimum Return Notes Linked to the Russell 2000® Index, Due May 31, 2013

SUPPLEMENTAL PLAN OF DISTRIBUTION

Royal Bank has agreed to sell to RBC Capital Markets, LLC, and RBC Capital Markets, LLC has agree to purchased the Notes from Royal Bank, at the price specified on the cover page of this pricing supplement.  RBC Capital Markets, LLC intends to resell each Note it purchases at the price to the public specified on the cover page.

In the future, RBC Capital Markets, LLC or one of our other affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about May 23, 2012, which is the third business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Supplemental Plan of Distribution” in the prospectus supplement dated January 28, 2011.

For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

RBC Capital Markets, LLC